Exhibit 10.1

Summary of Loan Agreement

Bank:	Bank of China

Borrower:	Guangzhou City Clifford Development (Panyu) Company Limited

Date:	August 3, 2007

Loan amount:	One hundred and forty million renminbi (RMB 140,000,000)

Loan period:	36 months from the first drawdown

Purpose of the loan:	To finance the development of Panyu Shawan Project

Interest rate:	Base on The People’s Bank of China legal standard rate times 90%

Security pledge:	Pledge of Panyu Shawan Project (Note: This clause is later replaced by Amendment to Loan Agreement. Please see Exhibit 10.2, filed herewith)

Repayments:

September 2008	RMB 20,000,000

March 2009	RMB 45,000,000

September 2009	RMB 70,000,000

The balance:	The earlier of the end of the loan period or before the sale of 85% of the total saleable area of Panyu Shawan Project.